Exhibit 10.47

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

ROYALTY AND REVENUE SHARING AGREEMENT

This ROYALTY AND REVENUE SHARING AGREEMENT (this “Agreement”) dated as of July 10, 2024 is between (a) ELOXX PHARMACEUTICALS, Inc., a Delaware corporation (“Eloxx”), ZIKANI THERAPEUTICS, INC., a Delaware corporation (“Zikani”) ELOXX PHARMACEUTICALS LTD., a private company incorporated under the laws of the State of Israel (“Eloxx ISR” and together with Eloxx and Zikani together, the “Company”), and (b) SD MF 4 LLC, a Delaware limited liability company (“SD MF”).

W I T N E S S E T H:

WHEREAS, the Company, SD MF and certain other financial institutions are parties to that certain Loan and Security Agreement (as amended from time to time the “Loan Agreement”), dated as of September 30, 2021; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement;

WHEREAS, as a condition to SD MF’s agreement to enter into a Sixth Amendment to the Loan Agreement dated as of the date hereof and to make the Tranche 2 Advance thereunder, the Company and SD MF have agreed to enter into this Agreement regarding, among other things, the payment of certain Revenue-Based Payments (hereinafter defined); and

WHEREAS, the Company and SD MF desire to memorialize the terms and conditions regarding the payment of such Revenue-Based Payments and such other terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and in the Loan Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any managing member, officer or director of such Person and (c) with respect to SD MF, any entity administered or managed by SD MF or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. For purposes of the definition of the term “Affiliate”, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. SD MF shall not be deemed to be an Affiliate of the Company.

“Almirall License Agreement” means that certain license agreement dated March 11, 2024 between Eloxx and Almirall, S.A.

“Authorizations” means all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights obtained by applicable Governmental Authorities and self-regulatory authorities.

“Business” means, with respect to a Compound, the business of the Company and its Subsidiaries relative to the such Compound, any Products relating thereto and any related Services, including the development, manufacturing, importing, exporting, possession, ownership, warehousing, marketing promoting, sale, labeling, furnishing, distribution and delivery of the Compound, Product and related Services.

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

“CMS” means the Centers for Medicare and Medicaid Services of the United States of America. “Compound” means the ELX-02 Compound or the ZKN-013 Compound, as the context requires.

“Combination Products” means products in forms suitable for human applications that contain a Compound or Product together with one or more other active ingredients that are sold either as a fixed dose/unit or as separate doses/units in a single package.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means, arising under the laws of any jurisdiction in the world, whether registered or unregistered, all copyrights and works of authorship (whether or not copyrightable or published and including software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, in each case, whether statutory or common law, along with any and all (i) renewals, restorations, revisions, reversions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, and all associated common law rights and moral rights thereto, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) moral rights, common law rights and any other rights corresponding thereto throughout the world..

“DEA” means the Federal Drug Enforcement Administration of the United States of America. “Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“Intellectual Property” means, with respect a Compound or any Products relating thereto, all Intellectual Property owned or leased by the Company in connection with such Compound or Product.

“ELX-02 Compound” means that certain compound coded “ELX-02” developed for the treatment of genetic diseases, and any modification, improvement, analogue or derivative thereof and any salts, esters, hydrates, solvates, enantiomers, regioisomers, isomers, stereoisomers, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorphs, metabolites and pro-drugs (including ester pro-drugs), racemate, chelate, tautomer or optically active form thereof;

“FDA” means the Food and Drug Administration of the United States of America. “Fiscal Quarter” means a calendar quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company, which period shall be the twelve (12) month period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Harvard License Agreement” means the Amended and Restated License Agreement dated March 31, 2020 and made between Zikani Therapeutics, Inc. (now, Eloxx) and President and Fellows of Harvard College, as amended by Amendment No.1 dated July 17, 2023, copies of which were provided to SD MF prior to the execution of this Agreement.

“Health Care Laws” mean all foreign, federal and state fraud and abuse laws relating to the regulation of healthcare products, pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Section 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder,

(iii)
Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder;
(iv)
Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA (including FDA Law and Regulation); (vi) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) CLIA, as amended, and all applicable requirements, regulations, and guidance issued thereunder by the applicable Governmental Authority; (viii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws or regulatory bodies; (ix) all applicable licensure laws and regulations; (x) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (xi) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee-splitting, state anti-kickback or self-referral prohibitions, each of clauses (i) through (xi) as may be amended from time to time.

“Hercules” means Hercules Capital, Inc., a Delaware corporation, and its Affiliates.

“Hercules Agreements” means (a) the Loan Agreement and (b) that certain letter agreement dated November 10, 2023, as amended and restated by a letter agreement dated March 10, 2024, made by and among Hercules Capital, Inc., Hercules Capital IV, L.P., Domicilium Fund III LP, Eloxx and Zikani, a copy of which has been provided to SD MF.

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks and Trademark Licenses, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off-the-shelf software and any intellectual property rights relating thereto) and Copyright Licenses and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents and Patent Licenses; mask works; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; customer lists and customer information, the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing, in each case, solely used in connection with the ELX-02 Product.

“Material Adverse Effect” means (a) a material adverse change in, or a material and adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of the Company and/or its Subsidiaries involved in the manufacturing or distribution of the ELX-02 Product and/or ZKN-013 Product taken as a whole, or (b) a material impairment of the ability of the Company to perform any of its payment obligations under this Agreement.

“Net Sales” means with respect to a Product or Compound for any period, the gross amount billed or invoiced for the sale of a Product or Compound to third parties (including distributors), less the following deductions (as determined in accordance with GAAP):

(a)
normal and customary trade, quantity and prompt settlement discounts including adjustments and allowances to third parties, including without limitation for price and floor stock adjustments, shortages, promotional payments, billing errors, rejections, returns, damaged or destroyed Product or Compound, recall and bad debts;
(b)
credits, refunds, rebates, chargebacks (allowed, given or accrued, including but not limited to cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product or Compound, or the like), administrative fee arrangements, reimbursements, fees or similar payments to wholesalers, buying groups, pharmacy benefits management companies, health maintenance organizations or other institutions or health care organizations or other customers;
(c)
any other rebates, chargebacks, paybacks and other similar allowances made, including with respect to sales paid for by any institution, governmental or Governmental Authority, public or private body with competence in pricing or reimbursement matters;
(d)
freight, insurance, import/export, and other transportation charges set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains specifically related and reasonably allocated to the distribution of such Products or Compounds;

(e)
price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise accrued or paid to governmental authorities or other payees as patient assistance programs (savings cards, e vouchers, etc.);
(f)
amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;
(g)
customs and excise duties and other taxes or duties related to the sales, including VAT, to the extent that such items are included in the gross amount invoiced; and
(h)
any invoiced amounts that are not collected by a licensee, its Affiliates or its or their sublicensees, including bad debts.

Any of the deductions listed above that involves a payment by a licensee, its Affiliates or its or their sublicensees shall be taken as a deduction in the Fiscal Quarter in which the payment is accrued by such entity. For the purposes of determining Net Sales, a Product or Compound shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product or Compound for pre-clinical or clinical purposes, as samples, or for charitable, regulatory or government purposes, in each case, without charge or to the extent sold for no more than the manufacturing costs thereof, but shall include commercial sales to government purchasers. A licensee's, its Affiliates' or its or their sublicensees' transfer of any Product or Compound to an Affiliate or sublicensee shall not result in any Net Sales, unless such Product or Compound is consumed by such Affiliate or sublicensee in the course of its commercial activities.

In the event that a Product or Compound is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of Net Sales by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country. If neither the Product nor the other product included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the Parties shall in good faith negotiate the value of the other product included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product. If the Parties are unable to agree as to the proportion of such Combination Product to be attributed to the Product, the Parties shall use 50% and Company shall pay Net Sales accordingly.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, post-grant review by any Governmental Authority, renewals, extensions, supplemental protection certificates and patent rights in any form and other additions in connection therewith, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country or jurisdiction.

“Payment Date” means the date that is sixty (60) days after the last day of each Fiscal Quarter (or the next succeeding Business Day to the extent such 15th day is not a Business Day).

“Permits” means, with respect to any Person any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all registrations with Governmental Authorities, in each case, limited only to any of the same relating to either Compound or Product, as the case may be.

“Products” means, with respect to a Compound, any and all pharmaceutical products containing the Compound as an active ingredient, including products in forms suitable for human applications that contain one or more other active ingredients that are sold either as a fixed dose/unit or as separate doses/units in a single package, in any and all formulations, forms of administration, presentations, and dosages to be developed and exploited in the treatment and/or prevention of human diseases and conditions;

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Royalties” means, with respect to a Compound, the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by the Company with respect to the sale of the Compound or any Products relating thereto or the provision of services by independent licensees of the Company relative to the Compound or Product, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales.

“Services” means, with respect to a Compound or Product, services relating exclusively to such Compound or Product provided by the Company or any Affiliate of the Company to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

“Subsidiaries” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of the Company.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means, whether registered or unregistered, any trademark, service mark, trade name, logo, social media account, symbol, trade dress, Internet domain name, corporate name, URLs or other indicator of source or origin and all applications, registrations and renewals therefor, together with all of the common law rights and goodwill associated therewith and symbolized thereby, arising, in each case, under the Laws of any jurisdiction in the world.

“ZKN-013 Compound” means that certain compound coded “ZKN-013” and any modification, improvement, analogue or derivative thereof and any salts, esters, hydrates, solvates, enantiomers, regioisomers, isomers, stereoisomers, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorphs, metabolites and pro-drugs (including ester pro-drugs), racemate, chelate, tautomer or optically active form thereof;

“ZKN-013 Royalty Commencement Date” means the date of the latest to occur of (x) the termination of the Almirall Licensing Agreement and (y) the return of all development and commercialization rights relating to the ZKN-013 Compound by Almirall, S.A. to Eloxx.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a)
A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)
Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.
(c)
The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(d)
References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof and thereof and include any annexes, exhibits and schedules attached thereto.
(e)
References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.
(f)
References to any Person shall be construed to include such Person’s successors and permitted assigns.
(g)
The word “will” shall be construed to have the same meaning and effect as the word

“shall”.

(h)
The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(i)
In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(j)
Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II

ROYALTY PAYMENTS; EQUITY PARTICIPATION RIGHTS

Section 2.1 Revenue-Based Payment.

(a)
The Company promises to pay to SD MF, an amount based on a percentage of the aggregate of (without duplication) the Net Sales, Royalties and any other income or revenue realized by the Company solely related to or arising from the ELX-02 Compound or any ELX-02 Product, calculated in accordance with GAAP (collectively, the “ELX-02 Revenue”) in each Fiscal Quarter (or, in the case of the initial Fiscal Quarter, partial Fiscal Quarter) (the “ELX-02 Revenue-Based Payment”). The ELX-02 Revenue-Based Payment with respect to each Fiscal Quarter shall be payable on the next Payment Date following the end of such Fiscal Quarter. The ELX-02 Revenue-Based Payment with respect to each Fiscal Quarter shall be calculated as, [***] of ELX-02 Revenue during the applicable Fiscal Quarter (or portion thereof during the first Fiscal Quarter).
(b)
Commencing on the ZKN-013 Royalty Commencement Date, the Company promises to pay to SD MF, an amount based on a percentage of the aggregate of (without duplication) the Net Sales, Royalties and any other income or revenue realized by the Company solely related to or arising from the ZKN-013 Compound, calculated in accordance with GAAP (collectively, the “ZKN-013 Revenue” and together with the ELX-02 Revenue, the “Company Revenue”) in each Fiscal Quarter (or, in the case of the initial Fiscal Quarter in which the ZKN-013 Royalty Commencement Date occurs, partial Fiscal Quarter) (the “ZKN-013 Revenue-Based Payment”). The ZKN-013 Revenue-Based Payment with respect to each Fiscal Quarter shall be payable on the next Payment Date following the end of such Fiscal Quarter. The ZKN-013 Revenue-Based Payment with respect to each Fiscal Quarter shall be calculated as, [***] of ZKN-013 Revenue during the applicable Fiscal Quarter (or portion thereof during the first Fiscal Quarter).
(c)
Upon the Company’s receipt of any Development and Launch Milestone Payments (as defined in the Almirall License Agreement), the Company shall use the proceeds thereof as follows:
(i)
firstly, to make payments due to Harvard University under the Harvard License Agreement;
(ii)
secondly, to make payments which are due (or will become due at maturity) to Hercules pursuant to the Hercules Agreements;
(iii)
thirdly, to make payments which are due (or will become due at maturity) to the Lenders (other than Hercules) under the Loan Agreement;

(iv)
fourthly, to make payments which are due to SD MF under sub-Section 2.1(d) below; and
(v)
thereafter, as the Company determines.
(d)
The Company promises to pay to SD MF, an amount equal to (i) (x) [***] of the Development and Launch Milestone Payments for the [***] next occurring Development and Launch Milestone Events (as defined in the Almirall License Agreement) being “Milestone Numbers” [***] described therein, minus (y) the amounts required to be paid by the Company pursuant to sub-sections 2.1(c)(i) and (ii) above, and (ii) (x) [***] of (1) each subsequent Development and Launch Milestone Payment plus (2) any Priority Review Voucher Income (as defined in the Almirall License Agreement) realized by Eloxx, less (y) any amount of such Development and Launch Milestone Payments which are due to Harvard University pursuant to the Harvard License Agreement, provided the aggregate amount paid to SD MF pursuant to this sub-section (c)(ii) shall not exceed [***] (collectively, such amounts due to SD MF under this paragraph (c), the “Milestone Sharing Payments” and together with the ELX-02 Revenue-Based Payment and the ZKN-013 Revenue-Based Payment, the “Revenue Based

Payments”). Each Milestone Sharing Payment shall be due and paid no later than five (5) Business Days after the Company’s receipt (or deemed receipt) of the applicable Development and Launch Milestone Payments and Priority Review Voucher Income. Upon SD MF’s receipt of each Milestone Sharing Payment, SD MF shall apply such proceeds as a repayment or prepayment, as applicable, of the Loans (including all interest and fees thereon) owed to SD MF and its Affiliates under the Loan Agreement, if any such Loans remain outstanding.

Section 2.2 Payments. All payments due under this Agreement shall be made by the Company in immediately-available funds, without set-off or deduction, via wire transfer as directed by SD MF in writing. Not later than two (2) Business Days prior to each Payment Date, SD MF shall provide to the Company a quarterly statement with the amounts payable by the Company to SD MF on such Payment Date, which shall include, for additional clarity, SD MF’s calculation of the Revenue-Based Payment for the prior Fiscal Quarter, which statement shall be binding on the Company absent manifest error, and the Company shall be entitled to rely on such quarterly statement in relation to its payment obligations on such Payment Date.

Section 2.3. Adjustments to Payments. In the event that the Company makes any adjustment to Company Revenue after it has been reported to SD MF, and such adjustment results in an adjustment to the Revenue-Based Payment due to SD MF pursuant to Section 2.1, the Company shall so notify SD MF and such adjustment shall be captured, reported and reconciled with the next scheduled report and payment of Revenue-Based Payment hereunder. Notwithstanding the foregoing, SD MF and the Company shall discuss and agree on the amount of any such adjustment prior to it being given effect with respect to future Revenue-Based Payments.

Section 2.4 Taxes.

(a)
Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Company and SD MF shall treat the transactions contemplated herein as interest for United States federal, state and local tax purposes.
(b)
The parties hereto agree not to take any position that is inconsistent with the provisions of Section 2.4(a) on any tax return or in any audit or other administrative or judicial proceeding unless

(i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in Section 2.4(a). If there is an inquiry by any Governmental Authority of the Company or SD MF related to this Section 2.4, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 2.4.

Section 2.5 Equity Participation Right. In the event that Zikani, Eloxx or Eloxx ISR (each, a “Company Issuer”) issues or sells, or agrees to issue or sell, any Equity Interests to any Person (the “Purchaser”) in connection with any equity financing entered into for the primary purpose of raising capital for the Company Issuer, the relevant Company Issuer shall offer up to 10% of such Equity Interests to SD MF. Such Equity Interest shall be offered to SD MF at the price and on such other terms which the Purchaser is acquiring the Equity Interests, and specified by the Company Issuer in writing delivered to SD MF (the “Equity Issuance Offer”). The Equity Issuance Offer shall by its terms remain open for a period of at least twenty (20) days from the date it is delivered by the Company Issuer and shall include: (i) the number of Equity Interests being issued; (ii) the price; (iii) the method of payment; and (iv) the name of the Purchaser(s). If SD MF shall accept such Equity Issuance Offer, SD MF shall receive, on the closing of the issuance of such Equity Interest to the other Purchaser(s), its requested portion of such Equity Interests offered to it.

ARTICLE III COVENANTS

Section 3.1 Revenue-Based Payment Reconciliation. As soon as available but not later than each Payment Date, the Company shall furnish to SD MF, a report, in form reasonably acceptable to SD MF, reconciling in each geographic territory where the Company operates, the Net Sales, Royalties, Development and Launch Milestone Payments, Priority Review Voucher Income and all other revenue arising from each Compound and Product reported by the Company to SD MF during any reporting period to the Company Revenue reported by the Company hereunder for such period and the amount of Revenue-Based Payment(s) made by the Company in connection with such period(s).

Section 3.2 Audits. The Company shall, upon SD MF’s written request (and using an accountant designated by SD MF and reasonably satisfactory to the Company, the “Designated Auditor”), inspect and audit the Company’s books and records, no more often than once on an annual basis, regarding the Revenue-Based Payments that are paid or payable to SD MF pursuant to the terms of this Agreement. The Company and SD MF agree that each party shall bear its own costs and expenses relating to such inspection and audit of the Company’s books and records other than the expenses of the Designated Auditor, which shall be borne by SD MF.

Section 3.3 Conduct of Business. The Company shall, and shall cause each of its Subsidiaries, as applicable, to, (a) collect the Company Revenue in the ordinary course of business, (b) maintain and keep in full force and effect all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary in order to operate the Business and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (c) remain in good standing and maintain operations in all jurisdictions in which it is currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect,

(d) maintain, comply with and keep in full force and effect all Intellectual Property and Permits necessary to conduct the Business, including maintaining and defending the validity of any Intellectual Property, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect, (e) refrain from entering into any lien or encumbrance on the Intellectual Property without the express written permission of SD MF,

(f) provide notice to SD MF of any claim, counterclaim, threat, or allegation that the Intellectual Property is invalid or unenforceable, and (g) use reasonable efforts and precautions to register, secure or protect its rights in any Intellectual Property made, created or developed during the term of this Agreement

Section 3.4 Compliance with Health Care Laws.

(a)
Without limiting or qualifying any provision of this Agreement, the Company will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable Health Care Laws relating to the operation of the Business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.
(b)
The Company will, and will cause each of its Subsidiaries to:
(i)
Keep in full force and effect all Authorizations required to operate the Business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for all applicable Services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.
(ii)
Promptly furnish or cause to be furnished to SD MF, with respect to matters that could reasonably be expected to have a Material Adverse Effect, (w) copies of all material reports of investigational/inspectional observations issued to and received by the Company or any of its Subsidiaries, and issued by any Governmental Authority relating to the Business,

(x)
copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483’s) issued to and received by the Company or any of its Subsidiaries and issued by any Governmental Authority relative to the each Compound or Product,
(y)
copies of all material warnings and material untitled letters as well as other material documents received by the Company or any of its Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the Business of the Company or any of its Subsidiaries that asserts past or ongoing lack of compliance with any Health Care Law or any other applicable foreign, federal, state or local law or regulation of similar import and (z) notice of any material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.
(iii)
Promptly furnish or cause to be furnished to SD MF, with respect to matters that would reasonably be expected to have a Material Adverse Effect, copies of all non-privileged, reports, correspondence, pleadings and other communications relating to any matter referred to in clause (ii) above that could lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of the Company or any Subsidiary relating to each Compound or Product; provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.
(iv)
Promptly furnish or cause to be furnished to SD MF notice of all material fines or penalties imposed by any Governmental Authority under any Health Care Law against the Company or any of its Subsidiaries relative to each Compound or Product.
(v)
Promptly furnish or cause to be furnished to SD MF notice of all material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of the Company or any of its Subsidiaries in relation to the provision of clinical research or related services relative to each Compound or Product.

Notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries shall not be required to furnish to SD MF patient-related or other information, the disclosure of which to SD MF is prohibited by any applicable law.

Section 3.5 Almirall License Agreement. The Company shall not amend, modify or supplement the Almirall License Agreement or any provision thereof in any respect in a manner which adversely impacts the rights of or, payments to be made to, SD MF pursuant to this Agreement without a similar adverse impact on the Company.

ARTICLE IV MISCELLANEOUS

Section 4.1 Remedies Upon an Event of Default

(a)
If Eloxx, Zikani or Eloxx ISR breaches any provision of this Agreement, or otherwise fails to perform any covenant or obligation contained herein (a “Default”), SD MF may exercise any and all rights, options and remedies provided for under any applicable laws or otherwise at law or in equity, including, without limitation, the right to specific performance of this Agreement, as well as any other remedies provided for herein or in the Loan Agreement.
(b)
The enumeration of any rights and remedies in this Agreement is not intended to be exhaustive, and all rights and remedies of SD MF described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which SD MF otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

Section 4.2 Payment Default. In addition to the remedies set forth in Section 4.1, if the Company fails to pay (x) any Revenue-Based Payment within five (5) days after the applicable Payment Date or (y) any amount due to SD MF or its Affiliates under the Loan Agreement which results in an Event of Default thereunder, all Revenue-Based Payments due hereunder shall bear interest at a rate of eight percent (8%) per annum, compounded annually (“Default Interest”), commencing on the applicable Payment Date in which such Revenue-Based Payment was not paid or the date of such Event of Default, as applicable, and continuing until such time as the unpaid Revenue-Based Payment or unpaid amount due under the Loan Agreement is paid. The receipt by SD MF of such Default Interest shall not be construed as a waiver by SD MF of any default or any of the rights or remedies of SD MF under this Agreement.

Section 4.3 Termination of Agreement. This Agreement shall terminate upon the Company and SD MF mutually agreeing in writing to terminate this Agreement.

Section 4.4 Nature of Remedies. All of the obligations of the Company and rights of SD MF expressed herein shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of SD MF, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 4.5 Notices. All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at its address shown below or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. The Company and SD MF each hereby acknowledge that, from time to time, SD MF and the Company may deliver information and notices using electronic mail.

if to the Company, to:

Eloxx Pharmaceuticals, Inc. 480 Arsenal Way, Suite 130 Attention: John Green

email: [***]

Telephone: [***]

LATHAM & WATKINS LLP

Attention: Peter Handrinos 200 Clarendon Street

Boston, MA 02116

Email: p[***]

Telephone: [***]

if to SD MF, to:

PO Box 49422

Charlotte NC 28277 Attn: Micah Simon

Email: [***]

With a copy (that does not constitute notice) to:

Seward & Kissel LLP One Battery Park Plaza

New York, New York 10004

Email: [***]

Attn: Robert Gayda; Sophia Agathis

Section 4.6 Successors and Assigns. This Agreement shall be binding upon the Company and SD MF and their respective successors and assigns, and shall inure to the benefit of the Company and SD MF and the successors and assigns of SD MF. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement. The Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of SD MF.

Section 4.7 Independent Nature of Relationship. Nothing herein contained shall constitute the Company and SD MF as a partnership, an association, a joint venture or any other kind of entity or legal form or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this Section 4.7 and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. Neither the Company nor SD MF has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. The Company and SD MF agree that SD MF is not involved in or responsible for the manufacture, marketing or sale of each Compound and Product.

Section 4.8 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Agreement supersedes (a) (i) that certain letter agreement dated May 31, 2024, made by and between Eloxx, Zikani and SD MF; and (ii) that certain agreement dated March 10, 2024, made by and between SD MF and Eloxx (the “Original Agreements”), which Original Agreements are hereby terminated by the parties thereto and are of no further force and effect, and (b) paragraphs 1, 2, 3 and 5 contained in that certain letter agreement dated June 27, 2024 made by and among Eloxx, Zikani and SD MF.

Section 4.9 Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 4.10 Forum Selection; Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE

JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, U.S. FIRST CLASS POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 4.11 Waiver of Jury Trial. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 4.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 4.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile machine or in “.pdf” format through electronic mail of any executed signature page to this Agreement shall constitute effective delivery of such signature page. This Agreement to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “.pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 4.14 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto; provided that any waiver or amendment which affects Section 2.1(c)(other than sub-sections 2.1(c)(iii) through (v) contained herein) or any defined term contained therein shall also require the consent of Hercules Capital, Inc., which is an express third-party beneficiary and shall be entitled to enforce this proviso. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.15 Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ELOXX PHARMACEUTICALS, INC.

By: /s/ Sumit Aggarwal Name: Sumit Aggarwal

Title:

President and CEO

ZIKANI THERAPEUTICS, INC.

By: /s/ Sumit Aggarwal

Name: Title:

Sumit Aggarwal President and CEO

ELOXX PHARMACEUTICALS LTD.

By: /s/ Sumit Aggarwal

Name:

Sumit Aggarwal

Title: President and CEO

[Signature Page to Royalty and Revenue Sharing Agreement]

Amendment No. 1 to the Royalty and Revenue Sharing Agreement

This Amendment No. 1 to the Royalty and Revenue Sharing Agreement, dated as of March 2, 2026 (this “Amendment”) amends that certain Royalty and Revenue Sharing Agreement (the “Royalty Agreement”), dated as of July 10, 2024, by and among Eloxx Pharmaceutics, Inc. (the “Company”), Zikani Pharmaceuticals, Inc. (“Zikani”) and Eloxx Pharmaceuticals Ltd. (“Eloxx Ltd.”) and SD MF 4, LLC (the “Investor” and, together with the Company, Eloxx Ltd. and Zikani and any of their respective assignees, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Royalty Agreement.

WHEREAS, the Company and Investor are parties to that certain Securities Purchase Agreement, dated as of August 20, 2025, as amended from time to time (the “Purchase Agreement”); and

WHEREAS, a condition of the Omnibus Agreement: Amendment No. 3 to Development Program Award Letter Agreement Royalty Repurchase Agreement and Termination Agreement, dated as of October 28, 2025, by and between the Company and the Cystic Fibrosis Foundation, is the reduction of the Investor’s royalty rate from [***]% to [***]%; and

WHEREAS, pursuant to Section 4.14 of the Royalty Agreement, the Parties may amend or waive any term of the Royalty Agreement; and

WHEREAS, the Investor has assigned certain right under the Royalty Agreement to MSEK LLC pursuant to Section 4.6 thereof; and

WHEREAS, the Parties desire to amend the Royalty Agreement as described herein.

NOW THEREFORE, in consideration of the foregoing and certain other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.
Amendment of Section 2.1(a) of the Royalty Agreement. The last sentence of Section 2.1(a) is hereby amended and replaced in its entirety with the following:

“The ELX-02 Revenue-Based Payment with respect to each Fiscal Quarter shall be calculated as, [***] ([***]%) of ELX-02 Revenue during the applicable Fiscal Quarter (or portion thereof during the first Fiscal Quarter).”

2.
Amendment and Waiver of Section 2.5 of the Royalty Agreement. Section 2.5 of the Royalty Agreement is deleted in its entirety and any breach or violation of the terms thereof are waived, effective as of August 15, 2025.
3.
Miscellaneous. This Amendment shall be effective as to all Parties immediately upon execution by the Parties. Except as set forth in this Amendment, all the terms and provisions of the Royalty Agreement shall continue in full force and effect. This Amendment

1

shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to choice of laws or conflicts of laws.

[Signature page follows]

2

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the respective dates set forth below.

Eloxx Pharmaceutics, Inc. Zikani Pharmaceuticals, Inc.

By: /s/ Sumit Aggarwal By: /s/ Sumit Aggarwal

Name: Sumit Aggarwal Name: Sumit Aggarwal

Title: President and CEO Title: President and CEO

Eloxx Pharmaceuticals Ltd. SD MF 4, LLC

By: /s/ Sumit Aggarwal By: /s/ Micah Simon

Name: Sumit Aggarwal Name: Micah Simon

Title: President and CEO Title: Managing Member

MSEK LLC

By: /s/ Micah Simon

Name: Micah Simon

Title: Managing Member